PHOTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	January 31,	February 1,
	2016	2015
Net sales	$129,956	$123,505
Costs and expenses:
Cost of sales	(94,520)	(95,321)
Selling, general and administrative	(12,198)	(11,944)
Research and development	(5,700)	(4,681)
Operating income	17,538	11,559
Gain on sale of investment	8,785	-
Other income (expense), net	878	(1,283)
Income before income taxes	27,201	10,276
Income tax provision	(3,700)	(3,134)
Net income	23,501	7,142
Net income attributable to noncontrolling interests	(2,499)	(3,305)
Net income attributable to Photronics, Inc. shareholders	$21,002	$3,837

Earnings per share:
Basic	$0.31	$0.06
Diluted	$0.28	$0.06
Weighted-average number of common shares outstanding:
Basic	66,807	66,066
Diluted	79,136	67,020